Exhibit 99.1

China North East Petroleum Reschedules Annual Shareholder Meeting for December 29, 2010

HARBIN, CHINA and NEW YORK, NY, December 15, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, announced today that its Annual Shareholders' Meeting was adjourned until 10:00 AM Beijing Time on Wednesday, December 29, 2010 in order to provide additional time to obtain a quorum.  No business was transacted prior to the adjournment. Shareholders are encouraged to cast their vote by proxy prior to the rescheduled annual shareholders meeting.  The meeting on December 29, 2010 will be held at the Company's offices at Foster Mansion, 85 Pu Jiang Road, Suite 1413, Nang Gang, Harbin, People’s Republic of China 150010.

ABOUT CHINA NORTH EAST PETROLEUM

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

China North East Petroleum US office

Tel: +1-909-610-2212

China North East Petroleum Investor Relations Department

Tel:   +1-646-308-1707